As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-106505

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

FORM S-3

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Corixa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1654387
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, WA 98101

(206) 366-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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Donald F. Parman, Esq.

Vice President - U.S. Legal Operations

GlaxoSmithKline

One Franklin Plaza, P.O.Box 7929

Philadelphia, PA 19102

(215) 751-7633

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

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Copies to:

Victor I. Lewkow, Esq.

Cleary Gottlieb Steen & Hamilton LLP

1 Liberty Plaza, New York, New York 10006

(212) 225-2000

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Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-3 (Registration No. 333-106505) (the “Registration Statement”) of Corixa Corporation (“Corixa”), pertaining to the registration of 4,388,520 shares of Corixa common stock (the “Common Stock”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on June 26, 2003.

On July 12, 2005, SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) (“GSK”), GSK Delaware Corp., a wholly owned subsidiary of GSK (“Merger Sub”), and Corixa completed the merger of Merger Sub with and into Corixa (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 29, 2005, by and among such parties. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on July 12, 2005 (the “Effective Time”). At the Effective Time, Corixa became a wholly owned subsidiary of GSK and each issued and outstanding share of Corixa’s stock was cancelled in exchange for the right to receive in cash $4.40 per share of Common Stock, $517.65 per share of Series A preferred stock and $172.01 per share of Series B preferred stock, in each case without interest. The Common Stock ceased trading on The Nasdaq National Market at the close of business on July 12, 2005.

As a result of the Merger, Corixa has terminated all offerings of Corixa common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Corixa in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Corixa hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 29th day of July, 2005.

CORIXA CORPORATION

By	/s/ Donald F. Parman
Name:	Donald F. Parman
Title:	Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 29th day of July 2005.

Signature	Title

/s/ Chester F. Koczynski	President

/s/ Donald F. Parman	Director

/s/ Audrey Klijian	Treasurer

/s/ William Mosher	Assistant Treasurer

/s/ Arlene S. Sothern	Assistant Secretary